EXHIBIT 99

FOR IMMEDIATE RELEASE       Contact: Robert E. Evans
---------------------                President and Chief Executive Officer
July 11, 2002                        (740) 373-3155




                       PEOPLES BANCORP ADDED TO MEMBERSHIP
                               OF RUSSELL INDEXES
             -------------------------------------------------------

         Marietta, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) was recently added as a member of the Russell 3000(R)when Frank Russell Company reconstituted its family of U.S. indexes.
         "The Russell 3000 is a well-known benchmark and a good measure of the market strength of our nation's publicly traded companies because of the wide variety of entities included in the index," commented Robert Evans, Peoples' President and CEO. "Being one of the largest 3,000 U.S. publicly-traded companies is an indication of the successful growth Peoples has had in the last several years. Inclusion in the index also increases our institutional ownership, which has been one of our goals as we continue to raise awareness of the value of investing in Peoples Bancorp stock."
         Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in either the small-cap Russell 2000(R) Index or large-cap Russell 1000(R) Index as well as related style indexes. Membership in Russell's equity indexes is determined strictly by market capitalization rankings and style attributes rather than by subjective information. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. About $250 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.
         Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 Index and the remaining 2,000 companies become the widely used Russell 2000 Index.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.3 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 sales offices and 28 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO". Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.


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